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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES 8% INCREASE IN
THIRD QUARTER FFO PER SHARE AND
DECLARES COMMON AND PREFERRED STOCK DIVIDENDS

        Indianapolis, Indiana—October 31, 2002...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and nine months ended September 30, 2002. Diluted funds from operations for the quarter increased 14.3% to $186.1 million from $162.8 million in 2001. On a per share basis, the increase was 8.0% to $0.94 per share from $0.87 per share in 2001. Net income available to common shareholders increased to $58.9 million from $36.3 million in 2001. Diluted earnings per share for the quarter were $0.32 per share as compared to $0.21 in 2001.

        Diluted funds from operations for the nine months increased 12.2% to $502.2 million from $447.5 million in 2001. On a per share basis, the increase was 9.2% to $2.61 per share from $2.39 per share in 2001. Net income available to common shareholders increased to $262.1 million from $103.9 million in 2001. Diluted earnings per share for the nine months were $1.47 as compared to $0.60 in 2001.

        Occupancy for mall and freestanding stores in the regional malls at September 30, 2002 was 91.9% as compared to 90.6% at September 30, 2001. Total retail sales per square foot were $385 per square foot at September 30, 2002 compared to $378 at September 30, 2001, while comparable retail sales per square foot were $391 per square foot compared to $380 at September 30, 2001. Average base rents for mall and freestanding stores in the regional mall portfolio were $30.37 per square foot at September 30, 2002, an increase of $1.34 or 4.6%, from September 30, 2001. The average initial base rent for new mall store leases signed during the first nine months of 2002 was $39.96, an increase of $7.81 or 24.3% over the tenants who closed or whose leases expired.

        Major factors driving results for the quarter and nine months:

  •
  The Company's core mall portfolio continues to perform in line with expectations. Tenant occupancy, sales and average base rents have increased over prior-year levels, and rental releasing spreads are consistent with historical experience.

  •
  The portfolio of assets acquired from Rodamco North America, N.V. on May 3rd has contributed to profitability and is performing consistent with original underwriting expectations.

  •
  The Company has also benefited from the lower interest rate environment on its variable rate debt. Borrowing costs have also been reduced through the refinancing of expiring debt.

        "The benefits of owning a high-quality mall portfolio have never been more evident than during 2002," said David Simon, Chief Executive Officer. "Our property fundamentals are holding firm in this challenging economy, confirming the stability of our portfolio."

Third Quarter Activities

Capital Markets:

        At the close of financial trading on June 25, 2002, the Company was added to the Standard & Poor's 500 Index. In connection with the addition, the Company completed a 9 million share offering of common stock to partially satisfy the needs of index funds. The public offering price was $35.94 per share or $0.06 less than the closing price on June 25, 2002. Net proceeds of approximately $322 million were received on July 1, 2002 and were used to pay down indebtedness under the Rodamco acquisition credit facility.

        On August 21st, the Company's partnership subsidiary, Simon Property Group, L.P., completed the sale of $500 million of debt securities. The issue included two tranches of senior unsecured notes: $150 million of 5.375% Notes due 2008 and $350 million of 6.350% Notes due 2012. Net proceeds from the offering were used to repay the remaining $100 million outstanding balance of the unsecured acquisition facility that was used to finance a portion of SPG's acquisition of assets from Rodamco and to reduce the outstanding balance of the Company's unsecured corporate credit facility. Prior to the offering, the Company entered into a 10-year rate lock transaction at 4.03%, reducing the total weighted average effective borrowing cost for the offering to 5.89%.

        On September 16th, the Company completed a 10-year asset financing totaling $394 million at a fixed interest rate of 6.2%. Assets securitized by the financing include nine regional malls and one community center. Net proceeds were used to pay off 13 existing mortgage loans totaling $395.4 million (weighted average interest rate on $337.7 million of the debt was 6.9%; the remaining $57.7 million was at LIBOR + 1.0%).

Acquisitions:

        One of the assets in the Rodamco acquisition was a 1/3 interest in Copley Place, an urban mixed-use project in Boston. The retail component of Copley Place, anchored by Neiman Marcus, is 92% occupied and generates sales in excess of $640 per square foot. On July 19th, Simon acquired the remaining 2/3 interest from an institutional investor for $118.3 million plus the pro rata share of property-level debt. The cap rate on in-place income for this acquisition was 10.4%.

Dispositions:

        The Company completed two dispositions during the third quarter. Two assets, Amigoland Mall in Brownsville, Texas and Glen Burnie Mall in Glen Burnie, Maryland, were sold for $22.5 million in cash. There was no gain or loss associated with these dispositions.

Commencement of New Development Projects:

        The Company has three new development projects currently under construction:

  •
  Las Vegas Premium Outlets is a 435,000 square foot premium manufacturers' outlet shopping center. This will be the Company's second 50/50 joint venture with Chelsea Property Group. The center is located on a 39-acre parcel near downtown Las Vegas, located at Interstate 15 and US route 95/93 at Charleston Boulevard. The site is one of the most visible locations in Las Vegas, located approximately 10 minutes from the Las Vegas Strip. The center will offer shoppers the area's largest collection of upscale outlet stores. Scheduled opening: August 2003.

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea. Also a 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. Scheduled opening: 2nd quarter 2004.

  •
  Rockaway Town Court is an 89,000 square foot community center under construction in Rockaway, New Jersey, adjacent to an existing Simon mall. This asset is 100% owned by Simon and is expected to open in July of 2003. Tenants include: Linens 'N Things, Borders Books and Michael's Arts & Crafts.

Naming of Chief Marketing Officer:

        On September 4th, the Company announced that Stewart Stockdale was named to the newly created post of Chief Marketing Officer (CMO) of Simon Property Group and President of Simon Brand Ventures. As CMO, Mr. Stockdale is responsible for all marketing-related businesses within the Company including Simon Brand Ventures, corporate marketing, shopping center marketing and Shopsimon.com., effectively consolidating all of the Company's marketing functions into one cohesive business unit. Before joining the Simon organization, Mr. Stockdale most recently served as Executive Vice President and CMO of Conseco, Inc.

Launching of New Simon Visa Gift Card:

        The Company has launched its new Simon Visa Gift Card, one of the nation's first instant issue gift cards. Building off of a successful year-long pilot program at four Simon malls, Simon is extending the launch of the card to 43 additional Simon malls, with a complete rollout to all remaining Simon malls scheduled for mid-year 2003 completion. During the 12-month pilot program, Simon experienced a sales increase of over 60 percent compared to paper gift certificate sales during the prior 12 months.

        Simon chose Visa to develop the Simon Gift Card as part of its commitment to provide shoppers with new innovative products and offerings that further enhance the shopping experience. The cards provide the same options offered by the existing Simon Gift Certificates, but in an easily accessible plastic form that travels on the Visa network and is used with the ease of a check card.

Dividends

        Today the Company also announced a common stock dividend of $0.55 per share. This dividend will be paid on November 29, 2002 to shareholders of record on November 15, 2002. The Company also declared dividends on its three public issues of preferred stock, all payable on December 31, 2002 to shareholders of record on December 17, 2002:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)—$0.98625 per share.

Earnings Estimates

        The Company is reaffirming its full year 2002 diluted funds from operations (FFO) target of $3.76 to $3.78 per share.

        This guidance is based on management's view of current market conditions in the regional mall business. Estimates of future FFO and future earnings per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 249 properties containing an aggregate of 185.8 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

        The Company's supplemental information package to be filed today on Form 8-K may be requested in e-mail or hard copy formats by contacting Shelly Doran—Vice President of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

        The Company will provide an online simulcast of its third quarter conference call at www.shopsimon.com (Corporate Info tab) and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 3:00 p.m. Eastern Standard Time today, October 31st. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON(A)
Combined Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2002(B)		2001		2002(B)		2001
REVENUE:
Minimum rent	$332,474		$312,328		$962,351		$926,845
Overage rent	9,795		8,568		25,017		25,581
Tenant reimbursements	165,732		146,308		473,486		441,271
Other income	42,745		33,443		102,319		85,896

Total revenue	550,746		500,647		1,563,173		1,479,593
EXPENSES:
Property operating	97,049		81,620		272,463		243,060
Depreciation and amortization	125,618		111,196		352,805		324,459
Real estate taxes	54,621		45,807		159,846		147,320
Repairs and maintenance	18,926		17,287		54,452		56,347
Advertising and promotion	14,483		14,049		38,122		40,473
Provision for credit losses	2,267		2,677		6,979		7,824
Other	8,006		13,552		25,844		27,098

Total operating expenses	320,970		286,188		910,511		846,581
OPERATING INCOME	229,776		214,459		652,662		633,012
Interest expense	152,217		149,044		450,714		456,938

Income before minority interest	77,559		65,415		201,948		176,074
Minority interest	(1,811)		(2,486)		(6,369)		(7,717)
Gain (Loss) on sales of assets and other, net	76		(131)		170,383	(C)	2,552

Income before unconsolidated entities	75,824		62,798		365,962		170,909
Loss from MerchantWired LLC, net	—	(D)	(5,651)		(32,742	)(D)	(12,359)
Income from other unconsolidated entities	22,933	(E)	12,438	(E)	66,183	(C),(E)	44,780	(E)

Income before extraordinary items and cumulative effect of accounting change	98,757		69,585		399,403		203,330
Extraordinary items—Debt related transactions	(1,822)		(220)		14,317		(245)
Cumulative effect of accounting change	—		—		—		(1,638	)(F)

Income before allocation to limited partners	96,935		69,365		413,720		201,447
LESS:
Limited partners' interest in the Operating Partnerships	19,514		13,780		94,618		39,400
Preferred distributions of the SPG Operating Partnership	2,835		2,835		8,505		8,582
Preferred dividends of subsidiary	—		—		—		14,668

NET INCOME	74,586		52,750		310,597		138,797
Preferred dividends	(15,683)		(16,499)		(48,518)		(34,861)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$58,903		$36,251		$262,079		$103,936

SIMON(A)
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
PER SHARE DATA:
Basic per share amounts:
Income before extraordinary items and cumulative effect of accounting change	$0.33	$0.21	$1.41	$0.61
Extraordinary items	(0.01)	—	0.06	—
Cumulative effect of accounting change	—	—	—	(0.01)

Net income available to Common Shareholders—Basic	$0.32	$0.21	$1.47	$0.60

Diluted per share amounts:
Before extraordinary items and cumulative effect of accounting change	$0.33	$0.21	$1.41	$0.61
Extraordinary items	(0.01)	—	0.06	—
Cumulative effect of accounting change	—	—		(0.01)

Net income available to Common Shareholders—Diluted	$0.32	$0.21	$1.47	$0.60

SELECTED REGIONAL MALL OPERATING STATISTICS

	September 30, 2002	September 30, 2001
Occupancy(G)	91.9%	90.6%
Average rent per square foot(G)	$30.37	$29.03
Total sales volume (in millions)(H)	$11,980	$11,161
Comparable sales per square foot(H)	$391	$380
Total sales per square foot(H)	$385	$378

SIMON(A)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")
Unaudited
(In thousands, except as noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002		2001
Income before extraordinary items and cumulative effect of accounting change (I) (J)	$98,757	$69,585	$399,403		$203,330
Plus: Depreciation and amortization from combined consolidated properties	125,311	110,799	351,756		323,545
Plus: Simon's share of depreciation and amortization from unconsolidated entities	34,365	33,955	107,654		98,675
Plus: Simon's share of MerchantWired LLC impairment charge and write-off, net of tax benefit	—	—	26,695	(D)	—
Plus: Write-off of Technology Investments	—	16,645	—		16,645
Less: (Gain) Loss on sales of real estate, net	(76)	131	(170,383	)(C)	(2,552)
Less: Management Co. gain on sale of real estate, net	—	—	(8,400	)(C)	—
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,846)	(1,540)	(5,675)		(4,527)
Less: Preferred distributions (including those of subsidiary)	(18,518)	(19,334)	(57,023)		(58,111)

FFO of the Simon Portfolio	$237,993	$210,241	$644,027		$577,005

FFO of the Simon Portfolio	$237,993	$210,241	$644,027		$577,005
FFO Allocable to the LP Unitholders	(61,100)	(57,558)	(170,179)		(158,040)

Basic FFO Allocable to the Companies	176,893	152,683	473,848		418,965
Impact of Series A and B Preferred Stock Conversion & Option Exercise (K)	9,198	10,164	28,369		28,584

Diluted FFO Allocable to the Companies	$186,091	$162,847	$502,217		$447,549

Basic Weighted Average Paired Shares Outstanding	185,532	172,746	178,013		172,413
Effect of Stock Options	729	285	678		331
Impact of Series A Preferred 6.5% Convertible	1	1,894	1,228		1,918
Impact of Series B Preferred 6.5% Convertible	12,491	12,491	12,491		12,491

Diluted Weighted Average Number of Equivalent Paired Shares	198,753	187,416	192,410		187,153

Basic FFO Per Paired Share:
Basic FFO Allocable to the Companies	$176,893	$152,683	$473,848		$418,965
Basic Weighted Average Paired Shares Outstanding	185,532	172,746	178,013		172,413
Basic FFO per Paired Share	$0.95	$0.88	$2.66		$2.43
Percent Increase	8.0%		9.5%
Diluted FFO per Paired Share:
Diluted FFO Allocable to the Companies	$186,091	$162,847	$502,217		$447,549
Diluted Weighted Average Number of Equivalent Paired Shares	198,753	187,416	192,410		187,153
Diluted FFO per Paired Share	$0.94	$0.87	$2.61		$2.39
Percent Increase	8.0%		9.2%

SIMON(A)

Combined Balance Sheets

(In thousands, except as noted)

	Unaudited
	September 30, 2002(B)	December 31, 2001
ASSETS:
Investment properties, at cost	$14,200,694	$13,194,396
Less—accumulated depreciation	2,138,588	1,877,175

	12,062,106	11,317,221
Cash and cash equivalents	225,799	259,760
Tenant receivables and accrued revenue, net	272,887	316,842
Notes and advances receivable from Management Company and affiliates	103,933	79,738
Investment in unconsolidated entities, at equity	1,694,693	1,451,137
Goodwill, net	37,212	37,212
Deferred costs, other assets, and minority interest, net	384,068	349,044

Total assets	$14,780,698	$13,810,954

LIABILITIES:
Mortgages and other indebtedness	$9,549,174	$8,841,378
Accounts payable and accrued expenses	568,090	544,431
Cash distributions and losses in partnerships and joint ventures, at equity	12,514	26,084
Accrued dividends	—	816
Other liabilities and minority interest	153,318	212,463

Total liabilities	10,283,096	9,625,172

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIPS	875,072	820,239
LIMITED PARTNERS' PREFERRED INTEREST IN THE SPG OPERATING PARTNERSHIP	150,852	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 16,830,075 and 16,879,896 issued and outstanding, respectively. Liquidation values $858,024 and $907,845, respectively.	814,159	877,468
Common stock, $.0001 par value, 400,000,000 shares authorized, 184,434,340 and 172,700,861 issued, respectively	18	17
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
CAPITAL STOCK OF SPG REALTY CONSULTANTS, INC.:
Common stock, $.0001 par value, 7,500,000 shares authorized, 1,876,383 and 1,759,049 issued and outstanding, respectively	—	—
Capital in excess of par value	3,685,373	3,347,567
Accumulated deficit	(955,274)	(927,654)
Accumulated other comprehensive income	(7,081)	(9,893)
Unamortized restricted stock award	(13,000)	(20,297)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,471,678	3,214,691

	$14,780,698	$13,810,954

SIMON
Combined Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002(B)	2001	2002(B)	2001
REVENUE:
Minimum rent	$198,207	$166,169	$579,983	$495,193
Overage rent	5,758	5,209	13,310	12,832
Tenant reimbursements	103,213	80,118	293,357	249,582
Other income	16,151	8,697	35,170	29,070

Total revenue	323,329	260,193	921,820	786,677
EXPENSES:
Property operating	55,850	45,535	155,834	133,369
Depreciation and amortization	57,444	48,878	170,929	145,464
Real estate taxes	29,413	26,094	92,188	83,538
Repairs and maintenance	17,289	10,593	48,098	35,788
Advertising and promotion	9,319	7,550	23,917	21,597
Provision for credit losses	1,430	8	3,954	4,614
Other	8,191	3,109	20,116	11,225

Total operating expenses	178,936	141,767	515,036	435,595
OPERATING INCOME	144,393	118,426	406,784	351,082
Interest expense	86,955	74,558	248,622	228,978

Income before minority interest and unconsolidated entities	57,438	43,868	158,162	122,104
Loss from unconsolidated entities	(1,667)	—	(160)	—
Minority interest	(389)	—	(389)	—

Income from continuing operations	55,382	43,868	157,613	122,104
Income from discontinued joint venture partnership interests(L)	1,749	9,067	14,346	21,525

Income before extraordinary items and cumulative effect of accounting change ("IBEC")	57,131	52,935	171,959	143,629
Extraordinary items	—	(220)	—	(295)
Cumulative effect of accounting change	—	—	—	(2,883	)(F)

NET INCOME	$57,131	$52,715	$171,959	$140,451

Third-party investors' share of IBEC	$33,232	$32,646	$101,247	$88,346

Our share of IBEC	23,899	20,289	70,712	55,283
Amortization of excess investment	5,711	5,101	17,203	16,050

Income from unconsolidated joint ventures	$18,188	$15,188	$53,509	$39,233

        The combined joint venture statements of operations represent the combined statements of operations of Simon Property Group, Inc's and SPG Realty Consultants, Inc.'s joint ventures.

SIMON
Combined Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2002	December 31, 2001
ASSETS:
Investment properties, at cost	$8,061,147	$6,958,470
Less—accumulated depreciation	1,269,326	1,070,594

	6,791,821	5,887,876
Net investment properties, at cost of discontinued joint venture partnership interests(L)	—	1,002,274
Cash and cash equivalents	212,001	167,173
Tenant receivables	162,637	164,647
Investment in unconsolidated entities	3,995	—
Other assets	243,379	134,504
Other assets of discontinued joint venture partnership interests(L)	—	101,868

Total assets	$7,413,833	$7,458,342

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$5,296,668	$4,721,711
Mortgages of discontinued joint venture partnership interests(L)	—	967,677

	5,296,668	5,689,388
Accounts payable and accrued expenses	251,587	191,440
Other liabilities	63,425	85,137
Other liabilities discontinued joint venture partnership interests(L)	—	28,772

Total liabilities	5,611,680	5,994,737

Partners' equity	1,802,153	1,463,605

Total liabilities and partners' equity	$7,413,833	$7,458,342

Our Share of:
Total assets	$3,121,026	$3,088,952

Partners' equity	$912,075	$754,056
Add: Excess Investment, net	677,085	563,278

Our net investment in joint ventures	$1,589,160	$1,317,334

Mortgages and other notes payable	$2,278,727	$2,392,522

        "Excess Investment" represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

        The combined joint venture balance sheets represent the combined balance sheets of Simon Property Group, Inc.'s and SPG Realty Consultants, Inc.'s joint ventures.

SIMON(A)
Footnotes to Financial Statements
Unaudited

Notes:

(A)
Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.

(B)
2002 results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
Primary components: sale of 50% interest in Orlando Premium Outlets ($39 million); sale of joint venture interests in five "Mills" properties ($123 million) and partial sale of Miami International Mall ($25 million); offset by the write-off of certain predevelopment and land costs ($17 million). An additional $8.4 million gain, net of tax, related to the sale of joint venture interests in five "Mills" properties was recorded by the management company and is reflected in income from other unconsolidated entities.

(D)
Consists of operating losses, net of tax, of $0.0 million and $6.0 million and write-downs, net of tax, of $0.0 million and $26.7 million for the three months and nine months ended September 30, 2002, respectively. MerchantWired was a network infrastructure business in which the Company owned a 53% interest. The members of MerchantWired LLC concluded during the second quarter that there were no viable alternatives except to discontinue MerchantWired's operations. The network remained active until all MerchantWired retail customers were transferred to alternative service providers on September 3, 2002. No further operating losses or investments are expected.

(E)
Consists of income from unconsolidated joint ventures (presented in the attached financial statements) plus the Company's share of income (loss) from the management company of $4,745 and $(2,750) for the three months ended September 30, 2002 and 2001, respectively, and $12,674 and $5,547 for the nine months ended September 30, 2002 and 2001, respectively.

(F)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.

(G)
Includes mall and freestanding stores.

(H)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(I)
Includes gains on land sales of $11.4 million and $4.7 million for the three months ended September 30, 2002 and 2001, respectively and $28.4 million and $8.3 million for the nine months ended September 30, 2002 and 2001, respectively.

(J)
Includes straight-line adjustments to minimum rent of $1.4 million and $3.3 million for the three months ended September 30, 2002 and 2001, respectively and $6.8 million and $9.4 million for the nine months ended September 30, 2002 and 2001, respectively.

(K)
Includes dividends of Series A and B Preferred Stock allocable to the Companies as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding.

(L)
Discontinued Joint Venture Partnership Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires additional ownership interests in a partnership and as a result gains control. These interests have been separated from operational interests to present comparative balance sheets and results of operations.

QuickLinks

  Exhibit 99.2
SIMON(A) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A) Combined Balance Sheets (In thousands, except as noted)
SIMON Combined Joint Venture Statements of Operations Unaudited (In thousands, except as noted)